Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We have issued our reports dated February 25, 2005, on the consolidated financial statements and schedule and on internal control over financial reporting included in the Annual Report of Rollins, Inc. on Form 10-K for the fiscal year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 333-49308, effective November 3, 2000; File No. 33-47528, effective April 29, 1992; File No. 33-26056, effective December 13, 1988; and File No. 33-52355, effective March 13, 1994).


/s/ Grant Thornton LLP

Atlanta, Georgia
March 11, 2005